Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-237420, 333-249388 and 333-273070), Form S-3 (No.333-254830) and Form S-8 (No. 333-138631, 333-145232, 333-155115, 333-157869, 333-165405, 333-172724, 333-181268, 333-187589, 333-194858, 333-194859, 333-202983, 333-217052, 333-226731, 333-231474, 333-235858, 333-238764, 333-254826, 333-256849, 333-264737, 333-270780 and 333-272635) of our report dated March 14, 2023, relating to the consolidated financial statements of Yield10 Bioscience, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Yield10 Bioscience, Inc. for the year ended December 31, 2023.

/s/RSM US LLP

Boston, Massachusetts
April 1, 2024